Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-39634 pertaining to the 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan, Form S-8 No. 333-85032 pertaining to the 2002 Broad Based Equity Incentive Plan and Form S-3 Nos. 333-102351 and 333-90424) of Dendreon Corporation and in the related Prospectus of our report dated January 31, 2003, except for Note 13, as to which the date is February 24, 2003, with respect to the financial statements of Dendreon Corporation included in the Annual Report (Form 10-K/A) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Seattle, Washington

April 24, 2003